Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Vice President, Chief Financial Officer
and Treasurer
Insteel Industries, Inc.
(336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FIRST QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., January 17, 2013 – Insteel Industries, Inc. (NasdaqGS: IIIN) today reported net earnings of $2.4 million, or $0.13 per diluted share for the first quarter of fiscal 2013 compared with a net loss of $0.2 million, or $0.01 per share in the same period a year ago. The prior year results include a gain on the early extinguishment of debt and restructuring charges related to the November 2010 acquisition of certain of the assets of Ivy Steel & Wire, Inc., which, in the aggregate, reduced pre-tax earnings by $0.2 million and net earnings by $0.01 per share.

Insteel’s financial results for the first quarter of fiscal 2013 were favorably impacted by widening spreads between selling prices and raw material costs relative to the prior year quarter together with higher shipments and lower unit conversion costs. Capacity utilization for the quarter was 46% compared with 48% in the fourth quarter of fiscal 2012 and 42% in the prior year quarter reflecting continued weakness in Insteel’s construction end-markets.

Net sales for the first quarter of fiscal 2013 increased 1.3% to $85.9 million from $84.8 million in the same period a year ago. Shipments increased 5.5% from the prior year quarter while average selling prices decreased 4.0%. On a sequential basis, shipments decreased 12.6% from the fourth quarter of fiscal 2012 while average selling prices increased 0.5%.

Operating activities provided $23.5 million of cash for the first quarter of fiscal 2013 while using $0.7 million in the same period a year ago primarily due to the year-over-year changes in net working capital. Net working capital provided $17.0 million of cash in the current year while using $2.9 million in the prior year. Operating cash flow for the quarter was primarily used to repay $11.5 million of borrowings outstanding on Insteel’s $100.0 million revolving credit facility, return $5.0 million to shareholders through the payment of a $4.5 million special cash dividend and a $0.5 million regular cash dividend, and fund $2.6 million of capital expenditures. Capital expenditures for fiscal 2013 are not expected to exceed $12.0 million. Insteel ended the quarter debt-free with $4.8 million of cash and cash equivalents.

“Market conditions for the first quarter were stronger than anticipated during what is typically our weakest period of the year due to the seasonal downturn in construction activity,” commented H.O. Woltz III, Insteel’s president and CEO. “We are encouraged by the ongoing recovery in the housing market, which may improve the prospects for a broader upturn in nonresidential construction activity and demand for our products. Our outlook for the remainder of the year, however, remains cautious in view of the high degree of economic uncertainty. Nevertheless, we expect that our results will be favorably impacted by the recently completed reconfiguration of our welded wire reinforcement operations and the ramp up of our engineered structural mesh expansion.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its first quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144
WWW.INSTEEL.COM

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words  “believes,” “anticipates,” “expects,” “estimates,” “plans,” “intends,” “may,” “should” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 29, 2012. You should carefully review these risks and uncertainties.

All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential construction and the impact on demand for Insteel’s products; the severity and duration of the downturn in residential construction and the impact on those portions of Insteel’s business that are correlated with the housing sector; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States (“U.S.”) or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for engineered structural mesh and expand its shipments of engineered structural mesh; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 29, 2012 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended
	December 29,	December 31,
	2012	2011
Net sales	$85,887	$84,811
Cost of sales	77,294	80,152
Gross profit	8,593	4,659
Selling, general and administrative expense	4,842	4,592
Gain on early extinguishment of debt	-	(425)
Restructuring charges, net	-	599
Other income, net	-	(70)
Interest expense	72	253
Earnings (loss) before income taxes	3,679	(290)
Income taxes	1,277	(110)
Net earnings (loss)	$2,402	$(180)

Net earnings (loss) per share:
Basic	$0.14	$(0.01)
Diluted	0.13	(0.01)

Weighted average shares outstanding:
Basic	17,724	17,610
Diluted	18,088	17,610

Cash dividends declared per share	$0.28	$0.03

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)	(Audited)
	December 29,	September 29,
	2012	2012
Assets
Current assets:
Cash and cash equivalents	$4,815	$10
Accounts receivable, net	35,247	42,138
Inventories, net	56,239	65,774
Other current assets	5,343	7,146
Total current assets	101,644	115,068
Property, plant and equipment, net	88,068	87,716
Other assets	6,009	5,768
Total assets	$195,721	$208,552

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$30,124	$30,126
Accrued expenses	6,371	5,877
Total current liabilities	36,495	36,003
Long-term debt	-	11,475
Other liabilities	11,881	11,574
Shareholders' equity:
Common stock	17,745	17,717
Additional paid-in capital	50,763	50,379
Retained earnings	81,278	83,845
Accumulated other comprehensive loss	(2,441)	(2,441)
Total shareholders' equity	147,345	149,500
Total liabilities and shareholders' equity	$195,721	$208,552

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Three Months Ended
	December 29,	December 31,
	2012	2011
Cash Flows From Operating Activities:
Net earnings (loss)	$2,402	$(180)
Adjustments to reconcile net earnings (loss) to net cash provided by (used for)
operating activities:
Depreciation and amortization	2,332	2,406
Amortization of capitalized financing costs	26	20
Stock-based compensation expense	313	369
Gain on early extinguishment of debt	-	(425)
Asset impairment charges	-	(11)
Deferred income taxes	1,237	(116)
Excess tax benefits from stock-based compensation	(36)	(5)
Loss on sale of property, plant and equipment	12	-
Increase in cash surrender value of life insurance policies over premiums paid	-	(290)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	6,891	5,842
Inventories	9,535	2,972
Accounts payable and accrued expenses	556	(11,679)
Other changes	205	368
Total adjustments	21,071	(549)
Net cash provided by (used for) operating activities	23,473	(729)

Cash Flows From Investing Activities:
Capital expenditures	(2,561)	(1,008)
Proceeds from life insurance claims	505	-
Increase in cash surrender value of life insurance policies	32	(427)
Proceeds from surrender of life insurance policies	-	16
Proceeds from sale of property, plant and equipment	-	15
Net cash used for investing activities	(2,024)	(1,404)

Cash Flows From Financing Activities:
Proceeds from long-term debt	3,494	41,520
Principal payments on long-term debt	(14,969)	(38,868)
Cash dividends paid	(4,969)	(529)
Cash received from exercise of stock options	63	1
Excess tax benefits from stock-based compensation	36	5
Other	(299)	4
Net cash provided by (used for) financing activities	(16,644)	2,133

Net increase in cash and cash equivalents	4,805	-
Cash and cash equivalents at beginning of period	10	10
Cash and cash equivalents at end of period	$4,815	$10

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$18	$552
Income taxes	13	33
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	135	342

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